EXHIBIT 21.1

To

FORM 10

DATED OCTOBER 28, 2014

LIST OF SUBSIDIARIES

1.	Lynden Exploration Ltd. (Province of Alberta) – 100% owned

2.	Lynden USA Inc. (State of Utah) – 100% owned